CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated July 18, 2008 on Dreyfus New York AMT-Free Municipal Money Market Fund for the fiscal year ended May 31, 2008 which is incorporated by reference in this Registration Statement (Form N-1A Nos. 33-14294 and 811-5160) of Dreyfus New York AMT-Free Municipal Money Market Fund.

ERNST & YOUNG LLP

New York, New York September 22, 2008